UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 20, 2015
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Appointment of Certain Officers.

Effective July 20, 2015, the Board of Directors of IntelGenx Technologies Corp. (the “Company”) has appointed Andre Godin to serve as the Company’s Chief Financial Officer pursuant to the terms and conditions of a Memorandum of Agreement (the “Agreement”).

Mr. Godin has more than 25 years’ experience in the Biotech/Pharma industry. Most recently, he served as Interim CEO and CFO of Neptune Technologies and Bioresources Inc. and both of its subsidiaries Acasti and NeuroBioPharm. He started with Neptune in 2003 as Vice President, Administration and Finance and was named its CFO in 2008. Prior to joining Neptune, Mr. Godin was President of a dietary supplement corporation and a corporate controller for a pharmaceutical corporation in OTC products.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Mr. Godin and any other director, executive officer, or nominee as a director or officer of the Company.

On July 20, 2015 and effective August 24, 2015, IntelGenx Corp., a wholly owned subsidiary of the Company entered into the Agreement with Andre Godin. Pursuant to the Agreement Mr. Godin will be appointed as the Executive Vice-President and Chief Financial Officer of IntelGenx Corp.

Under the terms of the Agreement, Mr. Godin will be paid an annual salary of $240,000 beginning on August 24, 2015 (the “Commencement Date”). Mr. Godin shall also receive a monthly automobile allowance of $850. Pursuant to the Agreement, Mr. Godin was granted 600,000 options to purchase common shares under the Company’s 2006 Stock Option Plan. The options have an exercise price of US$ 0.58/C$ 0.75, vest over a period of two years at the rate of 25% every six months, and expire on July 20, 2020. Mr. Godin is also entitled to receive an annual bonus of up to 40% of his base salary for meeting certain performance targets.

If Mr. Godin is terminated for any reason other than for Cause (as defined in the Agreement), then he shall (i) receive a lump sum payment of his base salary that would have been payable for a 12 month period (the “Severance Period”), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the “Termination Benefits”).

On the occurrence of a Change in Control (as defined in the Agreement), Mr. Godin may terminate the Agreement within a period of six months and the Company shall be required to provide Mr. Godin with the Termination Benefits.

The Agreement contains non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreement for whatever reason whether voluntary or involuntary.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement which appears as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On July 20, 2014, the Company issued a press release announcing the appointment of Mr. Godin. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description

10.1	Memorandum of Agreement
99.1	Press Release dated July 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: July 20, 2015	By: /s/Horst G. Zerbe
Horst G. Zerbe
President and Chief Executive Officer